Exhibit 3.11

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EAGLE GP, INC.

a Delaware corporation

Jason Wright being an authorized officer of Eagle GP, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), do hereby certify as follows:

FIRST: The name of the Corporation is Eagle GP, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 26, 2011.

THIRD: The Board of Directors of the Corporation, pursuant to Sections 141, 241 and 245 of the General Corporation Law of the State of Delaware, adopted resolutions authorizing the Corporation to amend and restate the Corporation’s Certificate of Incorporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

FOURTH: The Corporation has not received any payment for any of its stock.

IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Second Amended and Restated Certificate of Incorporation this 12th day of May, 2011.

EAGLE GP, INC.

By:	/s/ Jason Wright
Name: Jason Wright
Title: President

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EAGLE GP, INC

ARTICLE ONE

The name of the corporation is Eagle GP, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000), all of which shall be shares of common stock, without par value per share (the “Common Stock”).

Section 2. Voting Rights. Except as otherwise provided by the DGCL, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, with each holder of Common Stock, having one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

Section 3. Transfer Restrictions. Except as permitted in the Stockholders Agreement, no holder of Common Stock may sell, assign, transfer, pledge, mortgage or otherwise dispose of (“transfer”) any of such holder’s Common Stock (and the Corporation shall not redeem any of such holder’s Common Stock). “Stockholders Agreement” means the Stockholders Agreement by and among the Corporation and its stockholders, as amended, restated or otherwise modified from time to time.

Section 4. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of the Common Stock. Subject to any restrictions on the transfer of Common Stock in the Stockholders Agreement, upon the surrender of any certificate representing shares of any Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 5. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares Common Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 6. Notices. All notices referred to herein shall be in writing, shall be delivered personally by courier, facsimile, by a form of electronic transmission, or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered, sent, or mailed to the Corporation at its principal executive offices (as set forth in Article Eleven) and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

ARTICLE FIVE

The name and mailing address of the incorporator is as follows:

Name	Address

Laura-Jayne Urso	Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022

ARTICLE SIX

Section 1. Board of Directors. Pursuant to Section 141 of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction and supervision of the board of directors (“Board of Directors”), however, the day to day management of the Corporation shall be delegated to the officers of the Corporation as Set forth in a delegation of authority approved by the Board of Directors.

Section 2. Quorum; Voting. Except as otherwise provided in the Stockholders Agreement, the presence (in person, telephonically, or by proxy) of the directors then in office having a majority of the voting power of the Board of Directors shall constitute a quorum of the Board of Directors for purposes of conducting business. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any vacancies in the Board of Directors shall be filled in the manner provided in the Stockholders Agreement. The majority vote of the directors present at a meeting at which a quorum shall be present shall be the act of the Board of Directors.

Section 3. Removal. Subject to the Stockholders Agreement, any director or the entire Board of Directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the Certificate of Incorporation or the Stockholders Agreement, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any vacancies in the Board of Directors shall be filled in the manner provided in the Stockholders Agreement.

ARTICLE SEVEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE EIGHT

The Corporation hereby eliminates, to the fullest extent permitted by law (as contemplated by Section 102(b)(7) of the DGCL) as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), and except as otherwise provided in the Corporation’s By-laws, the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director, including, without limitation, breaches of the duty of care as a result of gross negligence or reckless indifference, provided that this Article Eight shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit; provided further, however, that if in the future the DGCL is amended or modified (including, but not limited to, Section 102(b)(7)) to permit the elimination of the personal liability of a director of the Corporation to a greater extent than contemplated above, then the provisions of this Article Eight shall be deemed to be automatically amended to provide for the elimination of the personal liability of the directors of the Corporation to such greater extent. This Article Eight shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article Eight becomes effective. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

Section 1. Nature of indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Nine, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Corporation.

Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 1 of this Article Nine or advance of expenses under Section 5 of this Article Nine shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Nine is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Nine shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Nonexclusivity of Article Nine. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Nine shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Nine.

Section 5. Expenses. Expenses incurred by any person described in Section 1 of this Article Nine in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Nine and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

Section 7. Contract Rights. The provisions of this Article Nine shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Nine and the relevant provisions of the DGCL or other applicable law are in effect, and such rights shall continue as to a director or officer who has ceased to be a director or officer and shall inure to the benefit of such director’s or officer’s heirs, executors and administrators. Any repeal or modification of this Article Nine or any such law that adversely affects any right of any director or officer or former director or officer shall be prospective only and shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 8. Merger or Consolidation. For purposes of this Article Nine, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Nine with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE TEN

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ARTICLE ELEVEN

The mailing address of the principal executive offices of the Corporation is as follows:

Eagle GP, Inc.

601 Lexington Avenue, 53rd Floor

New York, New York 10022

Attention: Jason Wright

Facsimile: (646) 390-6292

with copies (which shall not constitute notice to the Corporation) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Kirk A. Radke and Ariel Yehezkel

Facsimile: (212) 446-6460

ARTICLE TWELVE

In the event that a director or officer of the Corporation who is also an employee, partner, principal, director pr officer of Apax (as defined below) acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its Subsidiaries, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its shareholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy: (i) a corporate opportunity that any person who is a director or officer of the Corporation, and who is also an employee, partner, principal, director or officer of Apax, acquires knowledge of while acting in such person’s capacity as a director or officer of the Corporation, shall belong to the Corporation and (ii) otherwise, any corporate opportunity may be pursued by Apax and any pursuit by Apax shall not constitute a breach of fiduciary liability. For the purposes of this Article Twelve, “Apax” means Apax Partners, L.P., Apax US VII, L.P., Apax Europe VU-A, Apax Europe L.P., Apax Europe L.P., Apax Europe VI-A, L.P., Apax Europe VI-I , L.P., and Eagle AIV, LP, and each of their respective direct or indirect controlling affiliates and each of their respective, and their controlling affiliates’ respective, nominees, advisory and investment managing entities.

ARTICLE THIRTEEN

Any action required or permitted to be taken by the Board of Directors of the Corporation (the “Board of Directors”) may be taken without a meeting if the members of the Board of Directors that would constitute a quorum pursuant to Article Six consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolutions, written consents or electronic transmissions of the members of the Board of Directors shall be filed with the minutes of the proceeding of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE FOURTEEN

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.